EXHIBIT 99.1

Frequency Electronics, Inc. Announces Fiscal Year 2010 Results

MITCHEL FIELD, N.Y., July 15, 2010 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported net income for fiscal year 2010, which ended April 30, 2010, of $2.7 million, or $0.33 per diluted share, compared to a net loss of $11.0 million or ($1.33) per diluted share for the prior fiscal year. Revenues for fiscal year 2010 were $49.4 million, compared to $52.7 million for fiscal 2009. Fiscal 2010 operating income was $1.8 million, compared to an operating loss of $5.9 million for the prior fiscal year. Fiscal 2010 results include a net $1.5 million tax benefit after giving effect to an additional $2.0 million tax refund created by a change in tax laws regarding the carryback of net operating losses. Fiscal 2009 results included a net tax provision of $5.3 million after recording a $7.6 million valuation allowance against deferred tax assets.

Net income for the fourth quarter of fiscal 2010 was $175,000 on revenues of $13.1 million. For the same quarter of fiscal 2009, the Company reported a loss of $9.5 million on revenues of $12.4 million. The prior year's fourth quarter results included $2.9 million in additional inventory write downs related to the Company's wireless telecommunications infrastructure products.

Chairman of the Board General Joseph Franklin made the following comments: "We are very pleased to have met our goals of achieving profitability and strengthening our cash position, even at a reduced level of revenues. We generated both overall and operating profits, which reflect our increased operating efficiencies. Cash and marketable securities increased from less than $15 million to over $20 million. During this past year, many major space programs on which we anticipated contract awards were delayed.  Three of these programs, on which Frequency's bookings could exceed $50 million, have been delayed for over one year. Our outlook for increased satellite and DOD business continues to be very positive, reflecting the high level of proposal activity. In this next full fiscal year we expect to increase revenues and to continue improving our operating margins and profitability."

Reports on the Company's major business areas:

  Satellite Payloads: Revenues from space programs remained at 32% of consolidated revenues, the same as last fiscal year. Revenues from government programs continued to grow as commercial revenues declined.  Overall, revenue rates increased in the second half of the fiscal year. The Company continued its development of new C and Ku band beacon/telemetry transceivers and a new family of frequency generators and converters.

  U.S. Government/DOD non-satellite programs:  Revenues from this business area rose significantly in fiscal 2010 to more than 25% of total revenues. Development work continued on multiple DOD programs that have been awarded to the Company for secure communications, high resolution radar, smart munitions and electronic intelligence. In 2010 all these programs remained in prototype development and pilot production stages.  After fiscal 2010 ended, Frequency was awarded the first production contract in this business area for a combined quartz and ruggedized rubidium product incorporating its proprietary and patented low g-sensitivity technology. (See Press Release dated July 7, 2010.) The Company has begun to realize meaningful returns on its large internal R&D investment in low g-sensitivity and ruggedized rubidium technology.

  Telecommunications infrastructure: Revenues from this business area declined approximately 20% year over year and represented less than 30% of consolidated revenues for fiscal 2010. Lower wireless infrastructure product revenues were partially offset by increased sales of the Company's US5G family of wireline products. These wireline synchronization systems, introduced in 2008, have successfully penetrated major service provider networks. In 2010, sales of these systems increased more than 50% over 2009, their first full year on the market.

Reporting segments:

(Including inter-segment sales of $4.3 million in fiscal 2010 compared to $3.8 million in fiscal 2009.)

  FEI-NY revenues were $29.2 million in fiscal 2010, compared to $35.8 million in fiscal 2009.   The FEI-NY segment includes revenues from satellite payloads, wireless telecommunications and U.S. Government/DOD non-space programs.

  Gillam-FEI recorded revenues of $13.1 million in fiscal 2010 compared to $11.3 million in fiscal 2009. The Gillam-FEI segment includes revenues primarily from wireline telecommunications infrastructure and from other network management products.

  FEI-Zyfer revenues were $11.4 million in fiscal 2010, compared to $9.4 million in fiscal 2009. The majority of FEI-Zyfer's sales are derived from U.S. Government/DOD programs and a family of commercial wireline products as well as sales and support of the US5G synchronization systems.

Chief Financial Officer Alan Miller stated: "Gross margins improved markedly in fiscal 2010. We were able to generate an operating profit of $1.8 million accompanied by strong positive operating cash flow of $8.7 million. By comparison, the Company had an operating loss of $5.9 million last year.  Our large potential operating leverage can generate much higher profits as revenues increase in future periods."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, July 15, 2010, at 12:00 Noon Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through August 14, 2010. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Passcodes (both are required for playback): Account: 286, Conference ID: 353861.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks.  Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.  Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market.  Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components.  Elcom Technologies provides added resources for state-of-the-art RF microwave products.  Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Consolidated Condensed Summary of Operations Data

	Quarter Ended April 30,		Year Ended April 30,
	2010	2009	2010	2009
	(unaudited)		(audited)
	(in thousands except per share data)

Net Revenues	$13,056	$12,443	$49,416	$52,740
Cost of Revenues	8,451	11,628	31,694	42,560
Gross Margin	4,605	815	17,722	10,180
Selling and Administrative	2,673	2,635	10,621	11,431
Research and Development	1,396	1,598	5,350	4,666
Operating Income (Loss)	536	(3,418)	1,751	(5,917)
Interest and Other, Net	89	(46)	(522)	190
Income (Loss) before Income Taxes	625	(3,464)	1,229	(5,727)
Income Tax Provision (Benefit)	450	6,005	(1,520)	5,309
Net Income (Loss)	$175	$(9,469)	$2,749	$(11,036)

Net Income (Loss) per Share:
Basic	$0.02	$(1.17)	$0.34	$(1.33)
Diluted	$0.02	$(1.17)	$0.33	$(1.33)
Average Shares Outstanding
Basic	8,197,557	8,118,012	8,181,867	8,315,571
Diluted	8,250,083	8,118,012	8,211,878	8,315,571

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	April 30, 2010	April 30. 2009
	(in thousands)
ASSETS
Cash & Marketable Securities	$20,372	$14,909
Accounts Receivable	10,535	10,775
Costs and Estimated Earnings in Excess of Billings	1,667	2,193
Inventories	26,975	26,051
Other Current Assets	1,122	2,143
Property, Plant & Equipment	7,015	7,961
Other Assets	13,765	13,888
	$81,451	$77,920

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$8,780	$8,040
Long-term Obligations and Other	10,729	10,714
Stockholders' Equity	61,942	59,166
	$81,451	$77,920
CONTACT:  Frequency Electronics, Inc.
          Alan Miller, CFO
          General Joseph P. Franklin, Chairman
          (516) 794-4500
          www.frequencyelectronics.com